UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2009

INNERWORKINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52170	20-5997364
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 West Chicago Avenue Suite 850 Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

(312) 642-3700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Effective January 13, 2009, Neil P. Graver will no longer serve as the Chief Technology Officer of InnerWorkings, Inc. (the “Company”). Mr. Graver will continue his employment with the Company as Vice President of Technology.

(c)    Effective January 13, 2009, the Company appointed Jan J. Sevcik and Jonathan M. Shean as executive officers of the Company. Mr. Sevcik, age 39, will serve as the Company’s Chief Information Officer. From July 2007 through January 2009, Mr. Sevcik served as the Company’s Senior Vice President of Technology and E-Commerce. In Mr. Sevcik’s role as Chief Information Officer, he will continue to oversee the development and administration of patent filings and manage the continued growth and development of the Company’s PPM4 technology and related sourcing technology. In August 1999, Mr. Sevcik founded eCorporate Printers, where he was responsible for the development of technology and patents. eCorporate Printers, which operates under the name inkchaser.com, is now a subsidiary of the Company. Mr. Sevcik holds a Bachelor’s of Science Degree in Business from Regents College of the University of New York.

Mr. Shean, age 35, has served as the Company’s Senior Vice President of Operations since October 2007. Prior to joining the Company, Mr. Shean held a senior management position at Domtar Corporation, a global producer of paper. Mr. Shean served in various management roles with increasing responsibilities at Domtar for over 12 years. Mr. Shean holds a Bachelor’s of Business Administration in Marketing from the University of Notre Dame and a Master’s of Business Administration from the University of Michigan Ross School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNERWORKINGS, INC.

Dated: January 13, 2009	By:	/s/ Joseph M. Busky
	Name:	Joseph M. Busky
	Title:	Chief Financial Officer